UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  January 20, 2013

SAN LOTUS HOLDING INC.
(Exact name of registrant as specified in its charter)

Nevada	333-176694	45-2960145
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

3F B302C, No. 185 Kewang Road
Longtan Township, Taoyuan County 325 Taiwan (R.O.C.)
	(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:	+866-3-4072339

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into A Material Definitive Agreement.

San Lotus Holding Inc. Letters of Intent

On January 20, 2013, we entered into a non-binding letter of intent (“LOI”) to acquire 100% ownership in a privately held travel and leisure company, Lok Yee Holiday Limited, a Hong Kong limited company (“Lok Yee Holiday”). Lok Yee Holiday is owned by our Chief Executive Officer, Chen Tseng Chih Ying.

The closing of the acquisition is subject to the execution of a definitive agreement with Lok Yee Holiday. Before we will be able to enter into a definitive agreement, Lok Yee Holiday must satisfy certain conditions precedent to our satisfaction, including:

-	completing due diligence, including our review of Lok Yee Holiday’s financial statements, history of financings, all liabilities and claims against it, all employment contracts, and all licenses and certifications;
-	Lok Yee Holiday presenting us with fully audited financial statements and accounts and demonstrating that the accounting procedures in place at Lok Yee Holiday are in full conformity with our expectations and requirements; and
-	Lok Yee Holiday successfully negotiating and entering into a stock purchase agreement with us within 180 days from the date of signing the LOI.

We have yet to determine the amount of consideration we will offer to acquire Lok Yee Holiday. Such determination will be subject to negotiating and entering into a definitive agreement. In addition, as a result of the number of conditions precedent to closing, some of which are not under our control, there can be no assurance that we will enter into a definitive agreement or consummate the proposed acquisition. Accordingly, investors should not place undue reliance on this non-binding letters of intent.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

The following exhibits are being filed herewith:

Exhibit	Description

10.1	Non-binding Letter of Intent, dated January 20, 2013, to Acquire Lok Yee Holiday Limited.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN LOTUS HOLDING INC.

Dated: January 25, 2013	By:	/s/ Chen Tseng Chih Ying
Chen Tseng Chih Ying Chief Executive Officer and Director (Principal Executive Officer)

EXHIBIT INDEX

Exhibit	Description

10.1	Non-binding Letter of Intent, dated January 20, 2013, to Acquire Lok Yee Holiday Limited.